                                                                 EXHIBIT (e) (5)

                       SECURED CONVERTIBLE PROMISSORY NOTE

                                                            Salt Lake City, Utah

$2,000,000                                         Dated as of November 13, 2001

     FOR VALUE RECEIVED, the undersigned, ALPNET, Inc., a Utah corporation having its principal place of business at 4460 South Highland Drive, Suite 100, Salt Lake City, Utah 84124-3543 (the "Maker"), promises to pay to the order of Arctic Inc., a company organized under the laws of Utah (the "Lender"), the principal sum in cash of Two Million Dollars ($2,000,000) or such lesser amount as represents the aggregate unpaid principal amount of all loans made by the Lender to the Maker from time to time on and after the date hereof as shown on the schedule attached hereto (which shows the date and amount of and outstanding principal balance for each loan evidenced by this Note; provided that any failure of Lender to indicate any loan made hereunder on the schedule attached hereto shall not affect the Maker's obligation to repay such loan in full), on or before May 13, 2002 (the "Maturity Date"), together with interest (computed on the basis of a 360 day year of twelve 30-day months) on the unpaid balance of each such loan amount at the rate of 8% per annum from the date hereof. Such interest shall be payable on the Maturity Date. Interest on any outstanding principal amounts hereunder shall accrue from and including the date hereof, or the date of drawdown, if later, to but excluding the Maturity Date. Interest shall also be payable on any overdue principal and, to the extent permitted by law, on any overdue interest from their due dates at a rate per annum equal to 10% or, if less, the maximum legal rate of interest, if any (the "Default Interest"). Amounts repaid hereunder may not be reborrowed.

     On the date hereof the Maker has borrowed $1,000,000 from the Lender. The Lender upon a written request from Maker may, in its absolute and sole discretion, lend to Maker up to an additional $1,000,000 on and after the date hereof, which further loan Lender will note on the schedule attached hereto. The Maker shall have the right, at any time, or from time to time, upon giving Lender 5 days notice, to prepay the whole or any part of the balance of the principal then unpaid under this Note with interest at the aforesaid rate up to the date of prepayment or to prepay any part of the interest. Any such prepayment may be made without premium or penalty.

     In the event that any taxes shall become payable in respect of any sum payable to the Lender hereunder (i) the sum payable by the Maker shall be increased as may be necessary so that after making all required deductions or payments the Lender receives an amount equal to the sum it would have received had no such deductions or payments been made, (ii) the Maker shall make and be responsible for such deductions or payments, (iii) the Maker shall pay the full amount deducted or paid to the relevant taxation authority and (iv) the Maker shall forward to the Lender the official tax receipts. In addition, the Maker shall indemnify the Lender for any additional taxes other than taxes on general income of the Lender paid by the Lender, or any liability (including penalties and interest) arising therefrom or with respect thereto, whether or not such additional taxes were correctly or legally asserted.

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

     Pursuant to the terms of a Security and Pledge Agreement (the "Security Agreement") of even date herewith between the Maker, and the Lender (as such agreement may be amended or modified from time to time, the "Security Agreement"), the Lender has been granted a security interest in all of the capital stock of Maker's wholly-owned subsidiary Automated Language Processing Systems Ltd, a Quebec corporation ("ALPS Canada"), in all of the shares of capital stock of ALPNET Canada Inc, a Quebec corporation ("ALPS Canada Sub"), which is a subsidiary of Maker and ALPS Canada, then held by Maker (the "ALPS Canada Sub Shares") and in a CDN $5,346,786 account payable owed by ALPS Canada to the Maker ("Account Payable"), to secure the payment of all of Maker's obligations under this Note (the "Note Obligations").

     Any one or more of the following events (hereinafter referred to as "Events of Default") which shall have occurred and be continuing shall be an Event of
Default: (a) if payment of any principal amount due under this Note is not paid on or before the date such amount is due, or if Maker, for any reason, shall default or be in default with respect to any other indebtedness or financial obligation owing to Lender; or (b) if payment of any accrued interest on this Note or any other sums due under this Note (whether at maturity or by acceleration or otherwise) is not paid on or before the date such amount is due;
(c) if default shall be made in the material performance or observance of any covenant, agreement or provision to be performed or observed by Maker under this Note (other than as described in clauses (a) and (b) above), any other instrument or document evidencing indebtedness or financial obligations owing by Maker to Lender or the Security Agreement or any default shall be made in the material performance or observance of any covenant, agreement or provision to be performed or observed by Maker under any agreement between Maker and Lender or its affiliates and if such default is not cured within forty-five (45) days after Maker first learns of such default (whether from notice by Lender or otherwise) or if any representation or warranty made by Maker under any of the foregoing shall not have been materially true and correct when made; (d) a sale of all or any substantial part of the assets or capital stock (including without limitation any assets or operations or subsidiaries which were associated with or otherwise comprised at least 10% of the revenues of the Maker in the immediately preceding fiscal year including without limitation ALPS Canada and ALPS Canada Sub) of Maker or its subsidiaries to any person or entity other than Lender or an affiliate of Lender, or upon a merger, consolidation, share exchange or other business combinations involving Maker or any person shall have commenced a tender offer for any shares of the Maker which tender offer is agreed, consented to or approved by the Maker or if Maker shall enter into any agreement relating to any of the foregoing; (e) if Maker shall (i) admit in writing its inability to pay its debts as they become due; (ii) file or have filed against it a petition in bankruptcy or for reorganization or for the adoption of an arrangement under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, or an answer or other pleading admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided; (iii) make a general assignment for the benefit of its creditors; (iv) consent to the appointment of a receiver, trustee, custodian or other similar official for all or any substantial part of its property or to the filing of a petition against it under said bankruptcy law; (v) be adjudicated a bankrupt; (vi) have entered against it a court order appointing a receiver, trustee, custodian or other similar official for all or any substantial part of its property, or approving a filing of a petition filed against it under said bankruptcy law; (vii) allow the assumption of custody or sequestration by a court of competent jurisdiction of all or any substantial part of its property; or (viii) permit an attachment to be made on any substantial part of its property or assets; or (f) fail to pay when due any indebtedness in

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excess of $100,000 other than as set forth on Exhibit "A" hereto so long as such debts are paid in accordance with the terms to be agreed with such lenders. In an Event of Default then, and in each and every such case, Lender may declare the principal amount and the then accrued and unpaid interest thereon under this Note to be immediately due and payable and thereupon, such amounts shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and Lender shall be entitled to receive, to the extent lawful, reasonable attorneys' fees for the collection of all such amounts. Lender may also proceed to enforce payment of all obligations of Maker and exercise any or all of the rights and remedies afforded to Lender by the Uniform Commercial Code in effect from time to time in the State of Utah (or as in effect from time to time in any and all other applicable jurisdictions), and under the Security Agreement or otherwise.

     Notwithstanding any additional conversion rights set forth in this Note and subject to the provisions of this paragraph, at any time after the date hereof after an Event of Default has occurred and is continuing, at the option of the Lender, $1,000,000 of outstanding principal amount under this Note may be converted (the "Conversion") into the right to acquire all of the issued and outstanding capital stock of ALPS Canada (the "Canadian Shares"), the ALPS Canada Sub Shares and the Account Payable. Such option may be exercised by delivery by the Lender to the Maker of written notice (the "Exercise Notice") of the Lender's intent to exercise its Conversion option; provided, however, that, notwithstanding any prior prepayment notice having been delivered by Maker, after the date of delivery of the Exercise Notice, the Lender shall not be required to accept any funds tendered in repayment of the outstanding Note Obligations that would reduce the principal amount outstanding under this Note to be less than $1,000,000, and any such attempt by the Maker to repay any of the outstanding Note Obligations shall not affect the Lender's right to consummate the Conversion or the Maker's obligation to pay Default Interest on such outstanding Note Obligations without the prior written consent of the Lender whether or not an Exercise Notice has been delivered. Upon delivery of the Exercise Notice (the date of such delivery shall be the "Conversion Notice Date"), the Maker shall transfer the Canadian Shares, the ALPS Canada Sub Shares and the Account Payable to the Lender free and clear of all rights, claims, encumbrances, restrictions, charges or security interests (other than in favor of Lender) in exchange for the conversion of $1,000,000 of principal under this Note. Upon transfer of the Canadian Shares, the ALPS Canada Sub Shares and the Account Payable pursuant to this paragraph, $1,000,000 of principal due under this Note shall be cancelled and shall no longer be payable. The Maker shall take any and all steps necessary or desirable (including the execution and delivery of any documents or instruments) in order to complete the transfer of the Canadian Shares, the ALPS Canada Sub Shares and the Account Payable as described in this paragraph and for this purpose, the Maker hereby appoints Lender its attorney-in-fact to execute and deliver any documents or instruments or to take any and all other action necessary or desirable to transfer the Canadian Shares, the ALPS Canada Sub Shares and the Account Payable (such power of attorney shall be irrevocable for so long as the Lender has the right to request the Conversion). The Maker shall pay to Lender any accrued and unpaid interest due as of the Conversion Notice Date on the $1,000,000 of principal then being converted. The Maker will pay all expenses and transfer or other taxes and other governmental charges that may be imposed with respect to the transfer of the Canadian Shares, the ALPS Canada Sub Shares and the Account Payable upon conversion of the $1,000,000 in aggregate principal amount. Maker hereby represents and warrants that it owns all of the issued and outstanding capital stock of ALPS Canada and the ALPS Canada Sub Shares (directly or indirectly) and that no person (including Maker) has any right to acquire any capital stock of

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ALPS Canada or of ALPS Canada Sub (whether or not by exercise of any call, option or warrant or by conversion or exercise of preemptive rights). Maker hereby covenants and agrees not to (and will cause all of its affiliates and subsidiaries not to) sell, transfer, hypothecate, pledge, encumber, grant any security interest in or grant any put, call, option, warrant or any other right with respect to any capital stock of ALPS Canada or ALPS Canada Sub. Maker further covenants and agrees that it shall not permit ALPS Canada or ALPS Canada Sub to (and shall cause ALPS Canada and ALPS Canada Sub not to) issue any capital stock or any call, option, warrant or other right to acquire any capital stock of ALPS Canada or ALPS Canada Sub or to transfer any of its respective assets other than in the ordinary course of business consistent in type and amount with ALPS Canada's and ALP Canada Sub's past practice.

     No alteration, amendment or waiver of any provision of this Note, made by agreement of the holder hereof, shall constitute an alteration, amendment or waiver of any other provision hereof, or otherwise release or discharge the liability of the Maker hereof. This Note may not be modified, terminated or discharged, and no provision hereof may be waived, except by a written agreement executed by Maker and the holder hereof. To the fullest extent permitted by law, the Maker hereby waives presentment, demand for payment, notice of protest and all other notices or demands of any kind respecting this Note.

     Any notice, presentation or demand to or upon Maker in respect of this Note may be given or made in writing and shall be deemed to be duly given if delivered personally, or by a nationally recognized overnight courier service to the address set forth above or, if any other address shall at any time be designated for this purpose by Maker in writing to Lender, to such other address.

     ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF UTAH , WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF UTAH OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF UTAH . THE MAKER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR UTAH STATE COURT SITTING IN SALT LAKE CITY, UTAH IN ANY ACTION OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE, AND THE MAKER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. THE MAKER HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE.

     If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

     This Note shall bind Maker and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

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                           [Signature page to follow.]



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     IN WITNESS WHEREOF, Maker has duly executed this Note on the day and year first above written.

                                              ALPNET, INC.


                                              By: /s/ John W. Wittwer
                                                  ------------------------------
                                                  Name:  John W. Wittwer
                                                  Title: Chief Financial Officer




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


The following are borrowings and payments under the promissory note of ALPNET, Inc. dated as of November 13, 2001:

Loan Date         Amount Borrowed
------------      ------------------
11/13/01          $1,000,000
------------      ------------------
------------      ------------------
------------      ------------------
------------      ------------------



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




                                    EXHIBIT A

                                                                                                   Current
                                                                                                   Balance
Name of Creditor                                   Location         Description                    (in US $)
----------------                                   --------         -----------                    ----------
National Computer Systems Pte Ltd.                  US               Services equipment and          $236,000
                                                                     software related to             (Note 1)
                                                                     ALPNETXchange

Xceed, Inc.                                         US               Services related to             $164,587
                                                                     ALPNETXchange                   (Note 2)
KeyBank National Associates                         US               Reduction in Bank Line due to   $313,570
                                                                     reduce level of US A/R at       (Note 3)
                                                                     9/30/01

Roevin Management Services Limited                  UK               Services as supplier            $114,600
                                                                                                     (Note 4)
Roevin Management Services Limited                  NL               Services as supplier            $163,910
                                                                                                     (Note 4)
Aberdeen Celexa Property Investors Ltd              UK               Rent - Croydon facility         $109,180
                                                                                                     (Note 4)
Koninklijke Machine Fabriek Stork BV                NL               Rent - Henglo facility          $109,398
                                                                                                     (Note 4)

Payment Terms

Note 1: Payments - $78,645 each June 1st, September 1st, December 1st (Amounts payable in Singapore $ - currency ex. Rate $0.5469)

Note 2:      Payments - August 1st, $100,000 - September 1st, $64,587

Note 3:      Due October 15th

Note 4:      Making payments as funds available

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